EXHIBIT 99.1

GLYCOMIMETICS REPORTS HIGHLIGHTS AND FINANCIAL RESULTS FOR

FIRST QUARTER 2021

●	GlycoMimetics continues to target year-end 2021 for completing enrollment of the Company-sponsored pivotal trial evaluating uproleselan in patients with relapsed/refractory acute myeloid leukemia (AML)
●	Enrollment in the Phase 2 portion of the NCI-sponsored Phase 2/3 registration trial evaluating uproleselan in newly diagnosed AML patients fit for chemotherapy is expected to complete by year-end 2021 and to support a subsequent interim analysis based on event-free survival
●	The Chinese heath agency granted a Breakthrough Therapy Designation for uproleselan as a treatment for relapsed or refractory AML; Apollomics, GlycoMimetics’ exclusive collaborator for uproleselan in Greater China, announced dosing of the first patient in its registration program
●	Company pipeline continued to advance with presentations of preclinical data at the 2021 annual meeting of the American Association for Cancer Research (AACR) as well progress in IND-enabling studies of GMI-1687
●	Hosting a conference call and webcast today at 8:30 a.m. ET

Rockville, MD — May 3, 2021 — GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the quarter ended March 31, 2021 and highlighted recent company events. Cash and cash equivalents at March 31, 2021 were $132.5 million.

“Our recent achievements, both in our collaboration with Apollomics and in data presentations at AACR, underscore the productivity of our pipeline. Working closely with investigators, regulators and collaborators, we are seeing great enthusiasm for our lead program, uproleselan, globally. The Chinese health agency’s granting of a Breakthrough Therapy Designation as well as Apollomics’ announcement of dosing of the first patient in Greater China support our outlook for this drug candidate. Complementing that achievement is our work with uproleselan in the U.S., namely, continued progress on our own Phase 3 AML trial and that of the National Cancer Institute, or NCI. Finally, with a focus on the early results from our GMI-1359 proof-of-concept trial and our preclinical work in the galectin-3 space, the AACR meeting added visibility for our pipeline opportunities that have the potential to address key unmet needs in hematology and beyond,” commented Rachel King, Chief Executive Officer.

Operational Highlights

Uproleselan

●	Enrollment of GlycoMimetics’ pivotal Phase 3 trial in relapsed/refractory AML continued in the U.S., Australia and Europe at a steady pace throughout the first quarter of 2021. The Company continues to be confident that enrollment will be completed by year-end 2021.
●	The pace of enrollment in the NCI-sponsored Phase 2/3 registration trial, designed to evaluate uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy, continues to support our expectation that the Phase 2 portion will complete in 2021, and allow for a subsequent interim Event-Free Survival analysis of 262 patients.
●	Apollomics, our exclusive collaborator for development and commercialization of uproleselan in Greater China, received Breakthrough Therapy Designation from the Center for Drug Evaluation of the China National Medical Products Administration in early January. In March, Apollomics reported the dosing of its first patient in a Phase 1 clinical trial that will bridge to a Phase 3 study in China.

GMI-1359

●	In April 2021 at the AACR meeting, Duke University clinicians reported biologic activity, cell mobilization and immune activation in the first two patients treated in a proof-of-concept Phase 1b study to evaluate GMI-1359 in patients with advanced breast cancer with bone metastases. The ongoing study’s data support the dual functionality of the compound.

GMI-1687

●	The Company announced it would focus on advancing GMI-1687, designed for subcutaneous dosing, towards an Investigational New Drug Application and further development in sickle cell disease. Published preclinical data support the compound’s profile as a fast-acting, subcutaneously-dosed, E-selectin inhibitor that could potentially be self-administered at the onset of a vaso-occlusive crisis to obviate the need for opioids, acute care visits and inpatient hospitalization.

Executive Management Team

●	The Company announced the promotion of Eric Feldman, M.D., to Senior Vice President and Chief Medical Officer. Dr. Feldman, who joined the Company two years ago as Vice President, Global Clinical Development, is internationally recognized for his work in the development of new therapies for the treatment of leukemias and related bone marrow disorders.

First Quarter 2021 Financial Results

●	Cash position: As of March 31, 2021, GlycoMimetics had cash and cash equivalents of $132.5 million as compared to $137.0 million as of December 31, 2020.

●	R&D Expenses: The Company’s research and development expenses decreased to $11.2 million for the quarter ended March 31, 2021 as compared to $12.7 million for the same period in 2020 primarily due to lower clinical assay development and manufacturing expenses related to uproleselan.

●	G&A Expenses: The Company’s general and administrative expenses decreased to $4.2 million for the quarter ended March 31, 2021 as compared to $4.4 million for the same period in 2020, primarily due to lower stock-based compensation expense.

●	Shares Outstanding: Shares of common stock outstanding as of March 31, 2021 were 51,539,010.

The Company will host a conference call and webcast today at 8:30 a.m. ET. The dial-in number for the conference call is (844) 413-7154 for domestic participants or (216) 562-0466 for international participants, with participant code 9891637. Participants are encouraged to connect 15 minutes in advance of the call to ensure that all callers are able to connect. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants, participant code 9891637.

About Uproleselan

Discovered and developed by GlycoMimetics, uproleselan is an investigational, first-in-class, targeted inhibitor of E-selectin. Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. FDA and from the Chinese National Medical Products Administration for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates. Treatment in these patient populations was generally well-tolerated, with fewer than expected adverse effects.

About GMI-1687

Discovered and developed by GlycoMimetics, GMI-1687 is a highly-targeted, highly-potent E-selectin antagonist. It has been shown in preclinical studies to be bioavailable via subcutaneous administration. During 2020, data from oral presentations at major scientific conferences pointed to the potential for a self-administered drug to treat VOC of sickle cell disease. Previously, GlycoMimetics demonstrated in preclinical models that GMI-1687 could be a potentially self-administered drug to be used in treatment of AML. The investigational drug also represents a potential life cycle extension opportunity for uproleselan.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4, which are adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow, such as AML and multiple myeloma, or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer, as well as in osteosarcoma, a rare pediatric tumor affecting about 900 adolescents a year in the United States. GMI-1359 completed a Phase 1 clinical trial in healthy volunteers, and a Phase 1b clinical study designed to enable investigators to study dose ranging and to generate initial biomarker data around the drug’s activity in breast cancer patients is in progress. In the first two patients evaluated, the study showed evidence of on-target effects, immune-activation and cell mobilization. GMI-1359 has received Orphan Drug Designation and Rare Pediatric Disease Designation from the FDA for the treatment of osteosarcoma.

About GlycoMimetics, Inc.

GlycoMimetics is a biotechnology company with a focus in hematology-oncology and a pipeline of novel glycomimetic drugs, all designed to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics' drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including in a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has an ongoing Phase 1b clinical trial evaluating its wholly-owned drug candidate GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include those relating to the planned or potential clinical development of the Company’s product candidates, as well as the presentation of data from preclinical studies and clinical trials, and the potential benefits and impact of the Company’s drug candidates. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 2, 2021, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Investor Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

Media Contact:
Jamie Lacey-Moreira
Phone: 410-299-3310
Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2021	2020

	(Unaudited)

Revenue	$1,055	$9,000

Costs and expenses:
Research and development expense	11,147	12,668
General and administrative expense	4,188	4,440
Total costs and expenses	15,335	17,108

Loss from operations	(14,280)	(8,108)

Interest income	6	445

Net loss and comprehensive loss	$(14,274)	$(7,663)

Net loss per common share – basic and diluted	$(0.28)	$(0.18)
Weighted-average common shares – basic and diluted	50,697,183	43,575,590

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$132,471	$137,035

Working capital	122,867	125,845

Total assets	138,020	142,832

Total liabilities	12,896	14,613

Total stockholders' equity	125,124	128,219